Illumina, Inc.
Preliminary Results of Operations - Non-GAAP
(unaudited)

Our performance and financial results are subject to risks and uncertainties, and actual results could differ materially from the preliminary results set forth below. Some of the factors that could affect our financial results are included from time to time in the public reports filed with the Securities and Exchange Commission, including Form 10-K for the fiscal year ended December 29, 2019 filed with the SEC on February 10, 2020, Form 10-Q for the fiscal quarter ended March 29, 2020, Form 10-Q for the fiscal quarter ended June 28, 2020, and Form 10-Q for the fiscal quarter ended September 27, 2020. We assume no obligation to update any forward-looking statements or information.

RECONCILIATION BETWEEN PRELIMINARY GAAP AND NON-GAAP EARNINGS PER SHARE ATTRIBUTABLE TO ILLUMINA STOCKHOLDERS:

Three Months Ended
January 3, 2021
Preliminary GAAP diluted earnings per share attributable to Illumina stockholders	$1.71
Amortization of acquired intangible assets	0.05
Expenses related to COVID-19 (b)	0.07
Gain on litigation (c)	(0.01)
Acquisition-related expenses (d)	0.37
Non-cash interest expense (e)	0.08
Strategic investment related gain, net (f)	(1.08)
Gain on contingent value right (g)	(0.02)
Incremental non-GAAP tax expense (h)	0.09
Income tax benefit (i)	(0.06)
Preliminary Non-GAAP diluted earnings per share attributable to Illumina stockholders (a)	$1.20
The unaudited information included in this table is preliminary and subject to change. We will report our fourth quarter and full year fiscal 2020 results in February.

(a) Non-GAAP diluted earnings per share attributable to Illumina stockholders exclude the effect of the pro forma adjustments as detailed above. Non-GAAP diluted earnings per share attributable to Illumina stockholders is a key component of the financial metrics utilized by the company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future core operating performance.
(b) Amount consists of direct and incremental expenses incurred due to the COVID-19 pandemic.
(c) Amount consists of a gain related to a patent litigation judgement.
(d) Amount consists of acquisition-related expenses related to the pending acquisition of GRAIL, Inc.
(e) Non-cash interest expense is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.
(f) Amount consists primarily of mark-to-market adjustments from our strategic investments.
(g) Amount consists of fair value adjustments related to our contingent value right received from Helix.
(h) Incremental non-GAAP tax expense reflects the tax impact of the non-GAAP adjustments listed.
(i) Amount represents tax deductions taken in excess of stock compensation cost.